UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 28, 2019

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace

Sunrise, Florida 33323

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 28, 2019, MEDNAX, Inc., a Florida corporation (the “Company”), entered into Amendment No. 2 (the “Amendment”) to that certain Credit Agreement (the “Credit Agreement”), dated as of October 30, 2017, as previously amended, by and among the Company, certain of its domestic subsidiaries from time to time party thereto as guarantors, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Amendment amends and restates the Credit Agreement to (i) reflect the Company’s election to reduce the size of the unsecured revolving credit facility from $2.0 billion to $1.2 billion following the Company’s issuances in November 2018 and February 2019 of an aggregate of $1.0 billion principal amount of senior unsecured notes due 2027, (ii) extend the maturity date of the credit facility from October 31, 2022 to March 28, 2024, (iii) reduce the unused commitment fees payable by the Company and (iv) make certain technical, conforming and other changes to the Credit Agreement including, among other things, increasing the maximum consolidated net leverage ratio required to be maintained by the Company for each quarterly measurement date from 4:25:1:00 to 4.50:1.00.

The foregoing summary of the terms of the Amendment is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.
Date: March 29, 2019
	By:	/s/ Stephen D. Farber
Stephen D. Farber Chief Financial Officer